Exhibit 4

Directors and Executive Officers of
Inter-Gamma as of April 29, 2013

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address

Benjamin Lieberman (Israel)	Chairman of the Board of Directors	Economist	16 Abba Even Blvd Herzliya 46103, Israel

Tanhum Oren (Israel)*	Chief Executive Officer and Director	Chief Executive Officer and director of companies in the Inter-Gamma group	16 Abba Even Blvd Herzliya 46103, Israel

Dan Haloutz (Israel)	Director	Businessman	16 Abba Even Blvd Herzliya 46103, Israel

Daniel Rosenne (Israel)	Director	Engineer	16 Abba Even Blvd Herzliya 46103, Israel

Miri Lent Sharir (Israel)	Director	Director of various companies	16 Abba Even Blvd Herzliya 46103, Israel

Ruth Oren Homonai (Israel)*	Director	Legal advisor of Dexcel Ltd.	16 Abba Even Blvd Herzliya 46103, Israel

Yigal Berman (Israel)	Chief Financial Officer	Chief Financial Officer and director of companies in the Inter-Gamma group	16 Abba Even Blvd Herzliya 46103, Israel

* Mr. Tanhum Oren is the father of Mr. Roni Oren and Ms. Ruth Oren Homonai.